Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-231986) of our report dated May 13, 2021, on our audits of the consolidated financial statements and financial statement schedule of Park Aerospace Corp. and subsidiaries as of February 28, 2021 and March 1, 2020 and for each of the years in the three-year period ended February 28, 2021, which report is included in the Annual Report on Form 10-K of Park Aerospace Corp. for the year ended February 28, 2021.

/s/ CohnReznick LLP

Parsippany, New Jersey

May 13, 2021